UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event
reported): October 2, 2012
Bakers Footwear Group, Inc.
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(Exact Name of Registrant as Specified in Charter)

Missouri --------------------------- (State or Other Jurisdiction of Incorporation)	000-50563 ------------------- (Commission File Number)	43-0577980 --------------------------- (I.R.S. Employer Identification Number)

2815 Scott Avenue St. Louis, Missouri ---------------------------------------------------- (Address of Principal Executive Offices)	63103 ------------------ (Zip Code)

Registrant’s telephone number, including area code:

(314) 621-0699
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

The information set forth under Items 1.03 and 2.04 is incorporated herein by reference.

Item 1.03. Bankruptcy or Receivership.

Chapter 11 Bankruptcy Filing

On October 3, 2012, Bakers Footwear Group, Inc. (the “Company”) filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Missouri (the “Court”) as case no. 12-49658 (the “Case”). The Company will continue to operate its business as a “Debtor-in-Possession” under the jurisdiction of the Court and in accordance with the Bankruptcy Code and orders of the Court.

As previously disclosed, prior losses and recent lower than planned sales have placed increased pressure on the Company’s liquidity position and resulted in the Company’s default under its senior secured credit facility with Crystal Financial LLC (“Crystal”), as lender, administrative agent and collateral agent, which was entered into on June 13, 2012 (“Existing Credit Agreement”).  Events of default under such credit facility include failures to comply with certain requirements in respect of maximum borrowing limits, repayment of excess amounts, a covenant relating to late payment and other obligations in respect of certain leases and financial covenants.  Moreover, on October 2, 2012, the Company received a notice of acceleration of indebtedness and termination of the Existing Credit Agreement from Crystal.  As of October 2, 2012, amounts outstanding under the Existing Credit Agreement were approximately $17.8 million, including an early termination fee of $900,000, with interest at the default rate.

Subject to the bankruptcy process, the Company intends to continue to pursue its previously announced restructuring plans as described in its Current Report on Form 8-K filed on August 27, 2012, including the sale of up to 52 leases to Aldo U.S., Inc., closure of other stores, liquidation of inventory of closed stores and other actions.

The Company intends to work to restructure its business and its lending arrangements through the bankruptcy process.  However, the Company can give no assurance as to the amount of recovery, if any, by its pre-filing creditors.  The Company does not anticipate any recovery by its common stockholders.

A copy of the press release the Company issued to announce the bankruptcy filing is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The DIP Credit Agreement

In connection with the Case, the Company has agreed upon the terms of a Credit and Security Agreement (“DIP Credit Agreement”) with Crystal Financial LLC (“Crystal”), subject to Court approval.  The DIP Credit Agreement will be executed by the parties upon the Court’s entry of an interim order approving the DIP Credit Agreement.   The DIP Credit Agreement would provide for a fully perfected first priority security interest in substantially all of the Company’s assets.

The DIP Credit Agreement would provide for aggregate borrowings (the “DIP Loan”) of up to $22 million less the amounts outstanding under the Existing Credit Agreement.  The amount the Company may borrow would also be limited based substantially on the Company’s credit card receivables, in-transit cash, eligible inventory and availability reserves, with an availability block equal to the greater of 7.5% of the borrowing base or $1 million (all as defined in the DIP Credit Agreement). There will also be a carve-out for certain professional and administrative expenses.

The Company would pay a closing fee of $1.5 million in two installments, with $1.2 million payable at Closing and the remaining balance paid upon the Court’s entry of a final order approving the DIP Credit Agreement.  The $900,000 early termination fee on the Existing Credit Agreement would be applied as an offset to the closing fee.  A commitment fee of 0.50% per year would be charged on the average unused portion of the DIP Loan. Additionally, an administrative fee of $5,000 per month would be paid on Closing and on the first day of each calendar month thereafter. Interest would accrue at the LIBOR Rate (as defined in the DIP Credit Agreement) plus 8% (9% for certain obligations), with a default rate of an additional 2%.

Upon entry of an interim order approving the DIP Loan and satisfaction of certain conditions precedent (the “Closing”), the DIP Loan will be used to pay transaction fees and expenses, for the payment of any adequate protection payments approved in the DIP Orders (as defined in the DIP Credit Agreement), to finance working capital and general corporate purposes of the Company, and for the payment of expenses arising in the Company’s Case, as approved by the Court. Thereafter, upon entry of a final order, the DIP Loan will be used to refinance the obligations under the existing credit facility.

All obligations under the DIP Loan would be due and payable in full on the termination date. The termination date would mean the earlier of (i) 30 days after the Closing, unless a final order approving the DIP Loan on a final basis has been entered prior to such date, (ii) six months following the Closing, (iii) the occurrence of an event of default, or (iv) the closing of a sale of all or substantially all of the assets of the Company in accordance with the Bankruptcy Code.

The DIP Credit Agreement contains customary representations and warranties, affirmative and negative covenants and other obligations, indemnities, events of default and remedies for credit facilities of this type, including financial covenants relating to the Company’s cash receipts, actual expenses, cash expenditures and a minimum availability covenant ranging between $1 million and $2.5 million.

The DIP Credit Agreement also requires the Company to meet certain deadlines in respect of its business restructuring plans, including its store closing plans, and its bankruptcy reorganization plan prior to specified dates, including entering into a definitive term sheet for a reorganization plan prior to November 2, 2012.

The foregoing description of the DIP Credit Agreement and related matters is qualified in its entirety by reference to the text of that agreement and filings and orders of the Bankruptcy Court.  The Company intends to file the DIP Credit Agreement as an exhibit when required after it has been approved by the Court and entered into by the parties.

The Company can give no assurance as to its ability to successfully obtain approval from the Court for the DIP Credit Agreement, to consummate the actions contemplated by its restructuring plans, its ability to comply with the DIP Credit Agreement, or its ability to successfully reorganize under Chapter 11.

This Report on Form 8-K, including the exhibit attached hereto, contains forward-looking statements (within the meaning of Section 27(A) of the Securities Act of 1933 and Section 21(E) of the Securities Exchange Act of 1934) and expectations regarding the Company’s future performance. The Company has no duty to update such statements. Actual future events and circumstances could differ materially from the statements and the events and circumstances set forth in this Current Report due to various factors.

These factors include, among other things, the ability of the Company to continue as a going concern, the Company’s ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 case, the preliminary nature of estimates of the costs and benefits of the Company’s various restructuring activities, the Company’s ability to effect its restructuring plans, risks associated with the Company’s ability to enter into and comply with a debtor-in-possession credit agreement, including financial covenants and deadlines in the Chapter 11 case, risks associated with third party motions in the Chapter 11 case, which may interfere with the Company’s ability to develop and consummate one or more plans of reorganization once such plans are developed, the potential adverse effects of the Chapter 11 proceedings on the Company’s liquidity, results of operations, brand or business prospects, increased legal costs related to the bankruptcy filing and other litigation, the effects of the bankruptcy filing on the interests of various creditors, equity holders and other stakeholders, the length of time in which the Company will operate in Chapter 11, the continuing commitment of the Company’s landlords and vendors, including delivery of inventory, the consent of the Company’s landlords to transfer or terminate leases relating to the affected stores, the inability to satisfy debt covenants, material declines in sales trends and liquidity, material changes in the Company’s business, prospects, results of operations or financial condition, and other risks and uncertainties, including those detailed in the Company’s filings with the U.S. Bankruptcy Court of the Eastern District of Missouri, the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, including those discussed in “Risk Factors,” in “Management’s Discussion and Analysis of Financial Position and Results of Operations” and in Note 2 to the Company’s financial statements, and in the Company’s Form 12b-25 filed on September 12, 2012, and in the Company’s other filings with the Securities and Exchange Commission.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On October 3, 2012, the Company filed the Case, as described above in Item 1.03.

The filing of the Case is an event of default under the Existing Credit Agreement, the Forbearance Agreement, dated September 6, 2012, by and between the Company and Crystal.  As a result of such an event of default and the notice of acceleration from Crystal, all obligations under the Existing Credit Agreement and the Forbearance Agreement were automatically and immediately due and payable. As of October 2, 2012, the balance on the facility was approximately $17.8 million.

The filing of the Case and the acceleration of the Existing Credit Agreement also created events of default and related acceleration under the Company’s $4 million in aggregate principal amount of subordinated convertible debentures, the Company’s $5 million subordinated debenture issued to Steven Madden, Ltd, several of the Company’s operating leases and other arrangements. The ability of Crystal, the subordinated debt holders, lessors or other parties to seek remedies to enforce their rights is stayed as a result of the filing of the Case, and rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

The information set forth under Item 1.03 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)  See Exhibit Index

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKERS FOOTWEAR GROUP, INC.

Date: October 3, 2012	By:	/s/ Charles R. Daniel, III
Charles R. Daniel, III Executive Vice President, Chief Financial Officer, Controller, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated October 3, 2012